EXHIBIT 99.1
THE GORMAN-RUPP COMPANY PROMOTES KNABEL AND PITTENGER
Mansfield, Ohio — April 24, 2009 — The Board of Directors of The Gorman-Rupp Company (NYSE Amex: GRC) elected Wayne L. Knabel to the positions of Chief Financial Officer and Treasurer effective May 1, 2009.
Mr. Knabel joined the company in March 2008 as Assistant to the Chief Financial Officer and was elected to the position of Vice President Finance in April 2008. Previously he served as Chief Financial Officer of other comparably-sized multi-location manufacturing and distribution companies for fifteen years. Prior to that, he was a Senior Audit Services Partner and National SEC Senior Partner with Ernst & Young LLP in Chicago, and in Ernst & Young’s Cleveland and Akron, Ohio offices.
The Board of Directors also elected Ronald D. Pittenger to the positions of Vice President and Assistant Treasurer effective May 1, 2009. Mr. Pittenger joined the Company in 1993 and most recently was Corporate Controller prior to his election as Assistant Treasurer in April 2008.
Under the Company’s ongoing succession planning, Robert E. Kirkendall, Senior Vice President and Chief Financial Officer, will retire April 30, 2009 and Judith L. Sovine will retire from her position as Treasurer as of the same date.
Mr. Kirkendall joined the Company in April 1978 and served in various corporate officer positions until he was elected to his current executive positions in May 2003. Mrs. Sovine has served as Treasurer of the Company since April 2001 and previously in several other accounting and financial positions since joining the Company in September 1979.
Released by David P. Emmens, Corporate Secretary, Telephone (419) 755-1477.